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EXHIBIT 99.8(c)

Addendum to Fund Participation Agreement
(to add Equity and Bond and Income Series)

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ADDENDUM TO PARTICIPATION AGREEMENT


The Participation Agreement, made the 6th day of November, 1992, by and between PACIFIC MUTUAL LIFE INSURANCE COMPANY (the "Company"), a life insurance company domiciled in California, on its behalf and on behalf of the segregated asset accounts of the company listed on Exhibit A to this Agreement (the "Separate Accounts"); Pacific Select Fund (the "Fund"), a Massachusetts business trust; and Pacific Equities Network ("Distributor"), a California Corporation ("the Agreement") is hereby amended by the addition of the provisions set forth in this Addendum to the Agreement ("Addendum"), which is made this 15th day of August, 1994.

WITNESSETH:

WHEREAS, the Fund is authorized to issue separate classes of shares of beneficial interest ("shares") each representing an interest in a separate portfolio of assets known as a "series" and each series has its own investment objective, policies, and limitations; and

WHEREAS, the Fund is available to offer shares of one or more of its series to separate accounts of insurance companies that fund variable life insurance policies and variable annuity contracts ("Variable Contracts"); and

WHEREAS, the Fund currently consists of ten separate series designated as the Money Market Series, Managed Bond Series, High Yield Bond Series, Government Securities Series, Growth Series, Equity Income Series, Multi-Strategy Series, International Series, Equity Index Series and Growth LT Series; and

WHEREAS, the Fund intends to establish two additional Series to be designated as the Equity Series and Bond and Income Series; and

NOW THEREFORE, in consideration of the mutual promises and covenants contained in this addendum, it is agreed between the parties hereto as follows:

The Agreement is amended by replacing the second paragraph with the following language:

"WHEREAS, the Fund is available to offer shares of one or more of its series to separate accounts of insurance companies that fund variable life insurance policies and variable annuity contracts ("Variable Contracts") and to serve as an investment medium for Variable Contracts offered by insurance companies that have entered into participation agreements substantially similar to this agreement ("Participating Insurance Companies"), and the Fund is comprised of multiple separate series, and other series may be established in the future; and"

IN WITNESS WHEREOF, the parties hereto have caused this addendum to be executed by their officers designated below on the date written above.


PACIFIC SELECT FUND

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PACIFIC SELECT FUND


Attest:                                  By:
Name:  Audrey L. Milfs                      Name:  Thomas C. Sutton
Title:  Secretary                           Title:  President


PACIFIC EQUITIES NETWORK


Attest:                                  By:
Name:  Audrey L. Milfs                      Name:  Glenn S. Schafer
Title:  Secretary                           Title:  President


Attest:                                  By:
Name:  Audrey L. Milfs                      Name:  Diane N. Ledger
Title:  Secretary                           Title:  Assistant Vice President


PACIFIC MUTUAL LIFE INSURANCE COMPANY


Attest:                                  By:
Name:  Diane N. Ledger                      Name:  William D. Cvengros
Title:  Assistant Vice President            Title:  Chief Investment Officer


Attest:                                  By:
Name:  Diane N. Ledger                      Name:  Glenn S. Schafer
Title:  Assistant Vice President            Title:  Chief Financial Officer

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